UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934 (Amendment No.       )
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☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material under to §240.14a-12
Professional Veterinary Products, Ltd.

(Name of Registrant as Specified In Its Charter)
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December 12, 2008

Dear Shareholder:

Professional Veterinary Products, Ltd. (“PVPL”) will hold an Annual Meeting of Shareholders on Friday, January 9, 2009, for the purposes of electing three Class III Directors and one Non-Shareholder Director. On or about November 26, 2008, PVPL mailed to you a Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting, which provided instructions for how to view the proxy statement and 2008 Annual Report and how to submit your proxy.

You are receiving this communication because as of the date of this mailing, we have not yet received your vote. Please vote now. Prior to voting, please review the proxy statement, which may be viewed on and printed from the Internet at www.proxydocs.com/pvpl, or you may request a paper copy of the proxy materials via the Internet, telephone or by e-mail (paper@investorelections.com). Additional instructions are provided in the enclosed materials.

Your vote is important. In order to avoid further delay and expense, please take a few moments to vote now. Voting now helps limit the costs of soliciting your vote and ensures that your views are represented. We have enclosed a ballot and postage-paid envelope for your convenience; however, your vote can be immediately counted electronically by using one of the methods below:

1. By Internet. Follow the instructions on the enclosed ballot to record your vote via the Internet at www.proxypush.com/pvpl.

2. By Telephone. Follow the instructions on the enclosed ballot to record your vote via the telephone at (866) 220-2494.

3. By Facsimile. Follow the instructions on the enclosed ballot to record your vote via facsimile at (919) 469-1355.

If you have already voted, please disregard this notice, and thank you for your participation. If you have questions or need assistance in voting your shares, please contact Pam Mittlieder, Professional Veterinary Products, Ltd., 10077 South 134th Street, Omaha, Nebraska 68138, telephone: (402) 829-5362.

YOUR VOTE IS IMPORTANT! PLEASE VOTE YOUR SHARE TODAY!